Shareholder Meeting Results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

				Votes for		Votes withheld
Liaquat Ahamed	 	68,076,117 	 3,037,765
Ravi Akhoury	 	68,044,791 	 3,069,091
Barbara M. Baumann	 68,314,720 	 2,799,162
Jameson A. Baxter	 68,226,309 	 2,887,573
Charles B. Curtis	 68,230,354 	 2,883,527
Robert J. Darretta	 68,297,789 	 2,816,093
Katinka Domotorffy	 68,201,877 	 2,912,004
John A. Hill	 	68,263,895 	 2,849,987
Paul L. Joskow		 68,271,963 	 2,841,918
Kenneth R. Leibler	 68,319,004 	 2,794,878
Robert E. Patterson	 68,304,474 	 2,809,408
George Putnam, III	 68,322,254 	 2,791,628
Robert L. Reynolds	 68,297,610 	 2,816,271
W. Thomas Stephens 	 68,309,657 	 2,804,225

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for		Votes against	Abstentions	Broker non-votes
40,757,263 	 1,347,358 	2,555,125 	 	8,908,611

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for		Votes against	Abstentions	Broker non-votes
53,324,545 	1,989,928 	 	3,687,119 	 	12,112,289

All tabulations are rounded to the nearest whole number.